Exhibit 99.1
W. P. Carey Announces Record Full Year Investment Volume of $1.73 Billion

Includes Approximately $530 Million of Investments Completed During the Fourth Quarter

NEW YORK – JANUARY 10, 2022 – W. P. Carey Inc. (NYSE: WPC), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today announced record investment volume for the 2021 full year of $1.73 billion, including investments totaling approximately $530 million completed during the fourth quarter.

While the company’s diversified approach provides a vast addressable market over two continents, during 2021 the company continued to see the best opportunities in warehouse and industrial assets, which comprised approximately 70% of its full year investment volume. From a geographical perspective, approximately 60% of its 2021 investment volume was in the U.S. and 40% was in Europe.

Investments completed in 2021 also continued to support internally-driven growth, with all leases providing either fixed rent escalations (averaging 2.3%) or rent increases tied to inflation, and enhanced portfolio quality, with a weighted-average lease term of approximately 20 years.

“In line with our expectations and supported by our access to well-priced capital, we maintained an accelerated pace of deal closings during the fourth quarter, completing a record year for investment volume and establishing a new chapter of externally-driven growth for W. P. Carey,” said Jason Fox, Chief Executive Officer of W. P. Carey. “I’m also pleased to confirm that the strong deal momentum that characterized 2021 is being sustained in the new year, with a growing number of deal closings scheduled for the first quarter and an actively building pipeline of new opportunities.”

Gino Sabatini, Head of Investments, W. P. Carey, added: “Corporate leaders are increasingly recognizing the benefits of sale-leasebacks as a means of unlocking the value of their critical operating real estate. This, coupled with W. P. Carey’s long track record of timely execution and our ability to provide certainty of close, enabled us to work with new and existing tenants to close a record volume of transactions in 2021.”

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W. P. Carey Inc.

W. P. Carey Inc. ranks among the largest net lease REITs with an enterprise value of approximately $20 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,264 net lease properties covering approximately 152 million square feet as of September 30, 2021. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.
www.wpcarey.com

This press release may contain forward-looking statements within the meaning of U.S. Federal securities laws. The comments of Mr. Fox and Mr. Sabatini are examples of forward-looking statements. A number of factors could cause W. P. Carey's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate, including the continuing impact of COVID-19; the supply of and demand for commercial properties; interest rate levels; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact W. P. Carey, reference is made to its filings with the U.S. Securities and Exchange Commission.

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com